Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Form S-1 of Exascale Labs Holdings Inc. of our report dated September 28, 2026 relating to the consolidated balance sheets of Exascale Labs Inc. and its subsidiary as of June 30, 2026 and 2025, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended June 30, 2026 and the related notes.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus constituting a part of the Registration Statement.

/s/ HTL International, LLC

Houston, Texas

October 30, 2026